Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 3
DATED JUNE 3, 2016
TO THE PROSPECTUS DATED APRIL 27, 2016
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 3 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated April 27, 2016, as previously supplemented by Supplement No. 1 dated May 4, 2016 and Supplement No. 2 dated May 24, 2016. Unless otherwise defined in this Supplement No. 3, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section captioned “Plan of Distribution,” which begins on page 212 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of May 31, 2016.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	—	200,000

Class A Shares sold in the offering:	664,707.543	16,238,379	1,071,755	15,166,624

Class A Shares issued pursuant to our distribution reinvestment plan:	3,218.127	76,430	—	76,430

Total (Class A Shares):	675,925.670	16,514,809	1,071,755	15,443,054

Class T Shares
Class T Shares sold in the offering:	58,845.556	1,409,351	68,086	1,341,265

Class T Shares issued pursuant to our distribution reinvestment plan:	280.331	6,394	—	6,394

Total (Class T Shares):	59,125.887	1,415,745	68,086	1,347,659
Total (Class A and Class T Shares):	735,051.557	17,930,554	1,139,841	16,790,713

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

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